UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2006

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

2200 Faraday Avenue, Suite 100, Carlsbad, CA (Address of principal executive offices)	92008 (Zip Code)
Registrant’s telephone number, including area code: (760) 931-5500
6305 El Camino Real, Carlsbad, CA 92009
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.
     On April 6, 2006, we amended our change of control agreement with Dana W. Kammersgard and entered into change of control agreements with Patrick E. Collins and Philip A. Davis. Mr. Kammersgard’s amended change of control agreement provides that, in the event of an acquisition of Dot Hill or similar corporate event, Mr. Kammersgard’s then remaining unvested stock and options will become fully vested and he will be entitled to a lump sum cash payment equal to 125% of his annual base salary then in effect, reduced by any severance payments payable under his employment agreement. Mr. Collins’ change of control agreement provides that if Mr. Collins’ employment with us is terminated, other than for cause, in connection with an acquisition of Dot Hill or similar corporate event, Mr. Collins’ then remaining unvested stock and options will become fully vested and he will be entitled to a lump sum cash payment equal to 125% of his annual base salary then in effect. Mr. Davis’ change of control agreement provides that if Mr. Davis’ employment with us is terminated, other than for cause, in connection with an acquisition of Dot Hill or similar corporate event, Mr. Davis’ then remaining unvested stock and options will become fully vested and he will be entitled to a lump sum cash payment equal to 125% of his annual base salary then in effect.
     Also on April 6, 2006, we entered into a severance agreement with Shad L. Burke that provides that if, within the next two years, we terminate Mr. Burke’s employment with us, other than for cause, or Mr. Burke terminates his employment with us for good reason, Mr. Burke will be entitled to a single lump sum payment equal to six months of his base salary as in effect at the time of such termination.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.
By:	/s/ Dana Kammersgard
Dana Kammersgard
Chief Executive Officer, President and Director

Date: April 10, 2006